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                                                                     Exhibit (l)



                            SHARE PURCHASE AGREEMENT


            Governor Funds, a Delaware business trust (the "Trust"), and BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services, an Ohio limited partnership ("Buyer"), hereby agree as follows:

         1. The Trust hereby offers Buyer and Buyer hereby purchases, in consideration for the payment of $100.00, one share of beneficial interest of the Established Growth Fund, one share of beneficial interest of the Aggressive Growth Fund, one share of beneficial interest of the Emerging Growth Fund, one share of beneficial interest of the International Equity Fund, one share of beneficial interest of the Intermediate Term Income Fund, one share of beneficial interest of the Limited Duration Government Securities Fund, one share of beneficial interest of the Pennsylvania Municipal Bond Fund, one share of beneficial interest of the Lifestyle Conservative Growth Fund, one share of beneficial interest of the Lifestyle Moderate Growth Fund, and one share of beneficial interest of the Lifestyle Growth Fund, all for a purchase price of $10.00 per share, and, in consideration for the payment of $3.00, one Investor Share of the Prime Money Market Fund, one S Share of the Prime Money Market Fund, and one Investor Share of the U.S. Treasury Obligations Money Market Fund, all for a purchase price of $1.00 per share.

         2. Buyer acknowledges that the shares purchased hereunder have not been registered under the federal securities laws and that the Trust is relying on certain exemptions from such registration requirements. Buyer represents and warrants that it is acquiring such shares solely for investment purposes and that Buyer has no present intention to redeem, sell or otherwise dispose of the shares.

         3. This Agreement shall be governed by the law of the State of Delaware. Governor Funds is a business trust organized under the laws of Delaware and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Governor Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally but bind only the assets of the Trust, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 31st day of December, 1998.

(SEAL)
                                       GOVERNOR FUNDS


                                       By: /s/ Lana V. Burkhardt
                                           -----------------------------------
                                           Lana V. Burkhardt, President


                                       BISYS FUND SERVICES LIMITED PARTNERSHIP


                                       By: BISYS Fund Services Inc.,
                                           General Partner


                                       By: /s/ Michael A. Grunewald
                                           -----------------------------------
                                           Michael A. Grunewald
                                           Treasurer



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